UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 19, 2005

NEUROBIOLOGICAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23280	94-3049219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Powell Street, Suite 800, Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(510) 595-6000

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report )

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 19, 2005, Neurobiological Technologies, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with two wholly owned subsidiaries (the “Buyers”) of Celtic Pharma Holdings L.P., pursuant to which the Company will sell to the Buyers the worldwide rights to XERECEPT, a Phase III clinical compound for the treatment of peritumoral brain edema, the swelling associated with brain tumors. Under the terms of the Agreement, the Company will receive $20 million upon closing and an additional $13 million in subsequent non-contingent payments to be made through January 2007, as well as up to an additional $15 million in payments upon the achievement of certain regulatory objectives. The Company is also eligible to receive profit-sharing payments on sales of XERECEPT in the United States and royalties on sales elsewhere in the world, when and if XERECEPT is approved for commercialization.

The sale of XERECEPT assets under the Agreement is expected to close by early October 2005, subject to certain closing conditions, including obtaining consents from third party licensors and receipt of a letter from the FDA confirming the status of certain regulatory matters relating to the Company’s ongoing Phase III clinical trials of XERECEPT. Upon closing, the Company will enter into a services agreement with the Buyers, pursuant to which the Company will provide the Buyers with ongoing clinical development support for XERECEPT and the Buyers will reimburse the Company for these development expenses.

On September 20, 2005, the Company issued a press release announcing the signing of the Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

99.1	Press release dated September 20, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 23, 2005

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/S/ JONATHAN R. WOLTER
Jonathan R. Wolter Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated September 20, 2005